Exhibit 99.1
Press Release

COSTCO WHOLESALE CORPORATION REPORTS FIRST QUARTER FISCAL YEAR 2025 OPERATING RESULTS
ISSAQUAH, Wash., December 12, 2024 - Costco Wholesale Corporation (“Costco” or the “Company”) (Nasdaq: COST) today announced its operating results for the first quarter of fiscal 2025 (twelve weeks), ended November 24, 2024.
Net sales for the first quarter increased 7.5 percent, to $60.99 billion from $56.72 billion last year.
Comparable sales for the first quarter fiscal 2025 were as follows:

	12 Weeks	12 Weeks
		Adjusted*
U.S.	5.2%	7.2%
Canada	5.8%	6.7%
Other International	4.7%	7.1%
Total Company	5.2%	7.1%
E-commerce	13.0%	13.2%
*Excluding the impacts from changes in gasoline prices and foreign exchange.
Net income for the quarter was $1,798 million, $4.04 per diluted share, compared to $1,589 million, $3.58 per diluted share, last year. This year's results included a tax benefit of $100 million, $0.22 per diluted share, related to stock-based compensation. Last year's results included a tax benefit of $44 million, $0.10 per diluted share, also related to stock-based compensation.
Costco currently operates 897 warehouses, including 617 in the United States and Puerto Rico, 109 in Canada, 41 in Mexico, 36 in Japan, 29 in the United Kingdom, 19 in Korea, 15 in Australia, 14 in Taiwan, seven in China, five in Spain, two in France, and one each in Iceland, New Zealand and Sweden. Costco also operates e-commerce sites in the U.S., Canada, the U.K., Mexico, Korea, Taiwan, Japan and Australia.
A conference call to discuss these results is scheduled for 2:00 p.m. (PT) today, December 12, 2024, and is available via a webcast on investor.costco.com (click "Events & Presentations”).

Press Release

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. In some cases forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, inflation or deflation, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, breaches of security or privacy of member or business information, conditions affecting the acquisition, development, ownership or use of real estate, capital spending, actions of vendors, rising costs associated with employees (generally including health-care costs and wages), workforce interruptions, energy and certain commodities, geopolitical conditions (including tariffs), the ability to maintain effective internal control over financial reporting, regulatory and other impacts related to environmental and social matters, public-health related factors, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements, except as required by law. Comparable sales and comparable sales excluding impacts from changes in gasoline prices and foreign exchange are intended as supplemental information and are not a substitute for net sales presented in accordance with U.S. GAAP.

CONTACTS:    Costco Wholesale Corporation
David Sherwood, 425/313-8239
Josh Dahmen, 425/313-8254
Andrew Yoon, 425/313-6305

COST-Earn

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (dollars in millions, except per share data) (unaudited)

	12 Weeks Ended
	November 24, 2024	November 26, 2023
REVENUE
Net sales	$60,985	$56,717
Membership fees	1,166	1,082
Total revenue	62,151	57,799
OPERATING EXPENSES
Merchandise costs	54,109	50,457
Selling, general and administrative	5,846	5,358
Operating income	2,196	1,984
OTHER INCOME (EXPENSE)
Interest expense	(37)	(38)
Interest income and other, net	147	160
INCOME BEFORE INCOME TAXES	2,306	2,106
Provision for income taxes	508	517
NET INCOME	$1,798	$1,589
NET INCOME PER COMMON SHARE:
Basic	$4.05	$3.58
Diluted	$4.04	$3.58
Shares used in calculation (000's):
Basic	443,988	443,827
Diluted	444,891	444,403

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (amounts in millions, except par value and share data) (unaudited)
Subject to Reclassification

	November 24, 2024	September 1, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$10,907	$9,906
Short-term investments	920	1,238
Receivables, net	2,963	2,721
Merchandise inventories	20,979	18,647
Other current assets	1,754	1,734
Total current assets	37,523	34,246
OTHER ASSETS
Property and equipment, net	29,336	29,032
Operating lease right-of-use assets	2,539	2,617
Other long-term assets	3,988	3,936
TOTAL ASSETS	$73,386	$69,831
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$21,793	$19,421
Accrued salaries and benefits	4,785	4,794
Accrued member rewards	2,444	2,435
Deferred membership fees	2,683	2,501
Other current liabilities	6,584	6,313
Total current liabilities	38,289	35,464
OTHER LIABILITIES
Long-term debt, excluding current portion	5,745	5,794
Long-term operating lease liabilities	2,288	2,375
Other long-term liabilities	2,613	2,576
TOTAL LIABILITIES	48,935	46,209
COMMITMENTS AND CONTINGENCIES
EQUITY
Preferred stock $0.005 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock $0.005 par value; 900,000,000 shares authorized; 443,942,000 and 443,126,000 shares issued and outstanding	2	2
Additional paid-in capital	7,901	7,829
Accumulated other comprehensive loss	(2,152)	(1,828)
Retained earnings	18,700	17,619
TOTAL EQUITY	24,451	23,622
TOTAL LIABILITIES AND EQUITY	$73,386	$69,831

Press Release

COSTCO WHOLESALE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (amounts in millions) (unaudited)
Subject to Reclassification

	12 Weeks Ended
	November 24, 2024	November 26, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,798	$1,589
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	548	501
Non-cash lease expense	72	74
Stock-based compensation	463	444
Other non-cash operating activities, net	(72)	43
Changes in working capital	451	2,000
Net cash provided by operating activities	3,260	4,651
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(247)	(200)
Maturities and sales of short-term investments	541	878
Additions to property and equipment	(1,264)	(1,040)
Other investing activities, net	(15)	(4)
Net cash used in investing activities	(985)	(366)
CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of short-term borrowings	(194)	(173)
Proceeds from short-term borrowings	133	144
Proceeds from issuance of long-term debt	—	498
Tax withholdings on stock-based awards	(389)	(292)
Repurchases of common stock	(207)	(162)
Cash dividend payments	(515)	(905)
Financing lease payments and other financing activities, net	(21)	(84)
Net cash used in financing activities	(1,193)	(974)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(81)	—
Net change in cash and cash equivalents	1,001	3,311
CASH AND CASH EQUIVALENTS BEGINNING OF YEAR	9,906	13,700
CASH AND CASH EQUIVALENTS END OF YEAR	$10,907	$17,011